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                                                                  EXHIBIT 99.1


NEWS RELEASE


FOR:       OROAMERICA, INC.

CONTACT:   Shiu Shao, Chief Financial Officer
             Ph: (818) 848-5555                           FOR IMMEDIATE RELEASE



             OROAMERICA ANNOUNCES ENTRY INTO PREMIUM CIGAR BUSINESS


        BURBANK, CA, February 27, 1997 -- OroAmerica, Inc. (NASDAQ NMS Symbol:
OROA) announced today that it is entering the premium cigar business. The Company intends to manufacture a range of premium cigars for sale to wholesale distributors, tobacconists and upscale retail stores and for sale at one or more flagship stores to be operated by the Company. To date, the Company has leased a manufacturing facility in the Dominican Republic, begun hiring selected key employees and purchased an initial inventory of high quality Indonesian wrapper tobacco sufficient to produce up to 12 million cigars. The Company anticipates commencing commercial production of premium cigars at its Dominican Republic facility in Fall 1997.

        Guy Benhamou, Chairman and Chief Executive Officer of the Company, stated "The Company is seeking to capitalize on the recent growth of the premium cigar market and the Company's many years of experience in manufacturing and supervising the manufacture of karat gold jewelry in developing countries." The Company currently owns and operates (or owns an equity interest in) jewelry manufacturing facilities located in, among other countries, the Dominican Republic and Indonesia.

        The Company's strategies for capitalizing on these opportunities include the following:

        Quality Product Lines. The Company intends to introduce at least two product lines of premium cigars, including a line of super-premium cigars that are expected to sell at retail prices of $10.00 and up per cigar and a line of premium cigars expected to retail at a price range from $3.00 to $10.00 per cigar. The Company intends to manufacture its cigars by hand using long-filler and all natural tobacco leaf wrappers and binders of the best grades.

        Establish Manufacturing Facilities. The Company has leased an approximately 9,600 sq. ft. manufacturing facility in the Dominican Republic which is expected to commence production by August 1997. The Company anticipates leasing an approximately 26,000 sq. ft. manufacturing facility in Indonesia and is exploring establishing a manufacturing facility in Nicaragua. These proposed facilities will allow the Company to take advantage of existing tobacco supplies in those countries and, in the case of the proposed facilities in the Dominican Republic and Indonesia, the Company's experience in operating jewelry manufacturing facilities in those countries.

        Beverly Hills Retail Store. In order to promote the Company's line of super-premium cigars, the Company intends to operate a flagship cigar store in Beverly Hills, California. The store will offer both the Company's super-premium cigars and premium cigars manufactured by other



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companies. The Company currently is in lease negotiations for a store location and expects to open the shop during the second half of fiscal year 1998 (ending January 30, 1998).

        The Company currently estimates that its working capital and capital expenditure requirements for fiscal 1998 for the proposed cigar operations will be approximately $3.4 million, including amounts required for initial tobacco purchases. Funding is expected to be provided by cash flow from the Company's jewelry operations. The Company is unable to estimate the amount of any funding requirements that may be required for the cigar operations beyond the current fiscal year.

        The Company historically has operated as a manufacturer and distributor of karat gold jewelry and has not engaged in the manufacture or distribution of cigars or other tobacco products. There can be no assurance that the Company will be able to successfully introduce its premium cigar line, successfully open and operate any retail cigar shops or otherwise successfully compete in the premium cigar market.

        The foregoing discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions investors that there are certain important factors that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release, as well as risks and uncertainties generally applicable to the cigar business. Among these important factors, risks and uncertainties are (a) risks associated with the commencement of a new business operation and the introduction of a new product line, including risk of lack of market acceptance for the Company's premium cigars and risks associated with the manufacture and distribution of a product line unrelated to the Company's existing business, (b) delays that may be encountered in opening the Company's manufacturing facilities and retail store, (c) the Company's ability to attract, hire and retain master-cigar makers and other skilled craftsmen and laborers, (d) the Company's ability to obtain, on an ongoing basis, sufficient supplies of properly aged tobacco for its proposed operations, (e) whether the recent upward trend in unit sales of premium cigars will continue, (f) extensive and increasing federal, state and local regulation of tobacco products, (g) tobacco industry litigation, (h) the competitive environment in the premium cigar market, (i) effects of any increases in excise taxes that may occur in the future, and (j) social, political and economic risks associated with foreign operations and international trade. For further information regarding these and other factors, risks and uncertainties affecting the Company's entry into the premium cigar business, reference is made to the Company's Current Report on Form 8-K dated February 27, 1997.

        OroAmerica is the nation's largest manufacturer and distributor of karat gold jewelry. OroAmerica's jewelry product line include more than 1,800 styles of gold chains, earrings, bracelets, rings and charms. The Company also markets a line of silver jewelry products. Founded in 1977, OroAmerica sells products to more than 900 customers through its retail and wholesale divisions and operates manufacturing and office facilities with over 67,000 square feet in Burbank, California. OroAmerica's management, in addition to overseeing the introduction of the company premium cigar business, will continue to focus on improving the profitability of the company core jewelry business.



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